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                                                                     Exhibit (m)

                          MASTER INVESTMENT PORTFOLIOS
                           LIFEPATH MASTER PORTFOLIOS

                                DISTRIBUTION PLAN

     Section 1. If and to the extent any portion of the fees paid by any of the LifePath Master Portfolios of Master Investment Portfolio (the "Trust") under its Investment Advisory Contracts are considered an indirect payment to finance activities or services that are primarily intended to result in the sale of Interests in the LifePath Master Portfolios, such fees are deemed approved and may be paid pursuant to this Distribution Plan and in accordance with Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"). The portion of such fees that is deemed approved pursuant to this Distribution Plan shall not exceed 0.25% of the average daily net assets of any LifePath Master Portfolios on an annual basis.

     Section 2. Any person authorized to direct the disposition of monies paid or payable pursuant to this Distribution Plan or any related agreement shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. All expenses incurred by a LifePath Master Portfolio in connection with the Distribution Plan shall be borne entirely by the holders of the Interests of the particular LifePath Master Portfolio involved. If more than one LifePath Master Portfolio is involved and these expenses are not directly attributable to Interests of a particular LifePath Master Portfolio, then the expenses may be allocated between or among the Interests of a particular LifePath Master Portfolio, then the expenses may be allocated between or among the Interests of the LifePath Master Portfolios in a fair and equitable manner.

     Section 3. The Distribution Plan will become effective immediately, as to any LifePath Master Portfolio, upon its approval by (a) a majority of the outstanding Interests of such LifePath Master Portfolios, and (b) a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the trust and who have no direct or indirect financial interest in the operation of this Distribution Plan or in any agreements entered into in connection with the Distribution Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Distribution Plan.

     Section 4. This Distribution Plan shall continue in effect for so long as it continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 3(b).

     Section 5. This Distribution Plan may be amended at any time by the Trust's Board of Trustees, provided that (a) any amendment to increase materially the amount to be spent by the LifePath Master Portfolio for distribution pursuant to the Distribution Plan shall be effective only upon approval by a vote of a majority of the outstanding Interests of such LifePath Master Portfolio, and (b) any material amendments of the terms of the Distribution Plan shall be effective only upon approval by the Board of Trustees as provided in Section 3(b) hereof.

     Section 6. The Distribution Plan is terminable, as to a LifePath Master Portfolio's Interest, without penalty at any time by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operations of this Distribution Plan or in any agreements entered into in connection with this Distribution Plan, or (b) a vote of a majority of the outstanding Interests of such LifePath Master Portfolios.

     Section 7. While this Distribution Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust shall be committed to the discretion of such non-interested Trustees.

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     Section 8. The Trust will preserve copies of this Distribution Plan, any written reports regarding this Distribution Plan presented to the Board of Trustees, and any agreements related to this Distribution Plan for a period not less than six years.

Approved by the Board of Trustees of the Master Investment Portfolio on March 25-26, 2008.